EXHIBIT 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

Executive Name:	Andrew G. Sculley, Jr.
Title(s):	Chief Executive Officer
Effective Date:	May 7, 2008

For good consideration, the Company employs Andrew G. Sculley, Jr. on the following terms and conditions (the “Agreement”) as of the above date between EMAGIN CORPORATION, a Delaware corporation (the “Company”), and the above named executive (“Executive”).

1. EMPLOYMENT AGREEMENT

1.1. Employment, Duties, and Responsibilities. The Company hereby employs Executive as its President and Chief Executive Officer and Executive accepts such employment on the terms contained in this Agreement. Within limitations established by the Bylaws of the Company, Executive shall have each and all of the duties, responsibilities and authorities that are consistent with his title. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered. Executive shall report to the Board of Directors of the Company.

1.2. Term.  This Agreement shall commence on the date hereof and shall continue hereafter, unless terminated pursuant to this Section 3, for a period of thirty six (36) months from the date hereof.

1.3. Time and Effort.  Executive shall use his best efforts to carry out the duties and responsibilities that are consistent with his title and devote the substantial portion of his entire business time, attention, and energy exclusively to the business and affairs of the Company. During Executive’s employment Executive shall not engage in any business activities outside those of the Company to the extent that such activities would interfere with or prejudice Executive’s obligations to the Company. Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties.

1.4. Service to the Board of Directors.  The executive will provide information and services to the Board of Directors and its Committees as needed to support company business.  During the Term of employment, the Company shall use its reasonable, good faith efforts to cause Executive to be elected and re-elected as a member of the Board of Directors.  The termination of Executive’s employment with the Company for any reason, and regardless of whether such termination is initiated by Executive or by Company, shall be considered a contemporaneous resignation by the Executive from the position of Company’s President and Chief Executive Officer and as a member of the Board of Directors of the Company and all Company affiliated entities and shall be deemed a termination from employment with all such Company affiliated entities.

2. COMPENSATION

2.1. Base Salary. As compensation for performing services for the Company, Executive shall be entitled to an annual salary of $300,000.00, payable in bi-weekly installments consistent with the Company’s payroll practices. The salary will increase to $310,000, per annum, after six months and to $320,000, per annum at the end of the first year. The annual base salary will be reviewed on or before January 1 of each year by the Compensation Committee to determine if such base salary should be increased due to inflation or in recognition of Executive’s services to the Company.

2.2. Bonus. The Board of Directors or Compensation Committee of the Board will work on a bonus plan for the top management of the company. The plan will be completed by July 2008. It will include goals that have a range of probabilities of achievement.

2.3. Time Off.  Executive shall accrue personal time off for sick leave, personal reasons, and holidays according to applicable company policy, except that Executive shall accrue personal time off for vacation in accordance with the Executive’s accrual rate of 30 days per each calendar year, with a maximum of 45 days of unused vacation rolled over to the subsequent year in addition to each calendar’s year accrual. .The limits for accrual and rollover of personal time, other than vacation policy specified herein, shall be pursuant to Company policy, as may be modified company-wide from time to time.

2.4. Benefit Plans.  During Executive’s employment, Executive shall be entitled to participate, to the extent of Executive’s eligibility, in the employee fringe benefits made available by the Company to its employees. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program as a whole from time to time.

2.5. Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel, relocation, and other reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, or as agreed to by the Board of Directors.

2.6. Stock Options and Grants. Executive and the Company shall enter into an agreement whereby, among other things, Executive shall be entitled to receive 500,000 qualified stock options (the “Options”), which shall entitle Executive to purchase 500,000 shares of common stock of the Company priced at the closing price of the stock on the date of grant. The Options shall vest as follows: 1/3 shall vest on the date of this Agreement, 1/3 shall vest on 1st annual anniversary of this Agreement, and 1/3 shall vest on the 2nd annual anniversary of this Agreement. Executive shall be eligible to participate in the Company’s Stock Option and Stock Purchase Plans, as determined in the sole discretion of the Board of Directors. The Board or Compensation Committee of the Board may provide additional awards of stock options or stock grants from time to time or on an incentive plan as deemed appropriate.

3. TERMINATION OF EMPLOYMENT

3.1. Voluntary. If Executive voluntarily terminates Executive’s employment with the Company, other than for Good Reason as defined in Section 3.4 herein, Executive shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination. Accrued benefits, if any, will be payable in accordance with applicable benefit plan provisions.

3.2. With Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: (a) failure to devote substantially all of Executive’s full professional time, attention, energies, and abilities to Executive’s employment duties for the Company, which failure is not cured within two weeks after the Company gives Executive written notice of the failure; (b) inducement of any customer, consultant, employee, or supplier of the Company to unreasonably breach any contract with the Company or cease its business relationship with the Company; (c) willful, deliberate, and persistent failure by Executive to reasonably perform the duties and obligations of Executive’s employment which are not remedied in a 90 day period of time after receipt of written notice from the Company; (d) an act or acts of dishonesty undertaken by Executive resulting in substantial personal gain by the Executive at the expense of the Company; (e) material breach of a fiduciary or contractual duty to the Company; (f) conviction of a felony, or (g) commission of an act that results in material long term harm to the goodwill or reputation of the Company. To be deemed terminated for Cause, the Company shall have given Employee written notice stating the alleged Cause and shall have provided Employee an opportunity to present evidence to the Board of Directors, at the Company’s offices on a date and time mutually convenient to the Board, no sooner than one and not later than two weeks after the foregoing notice, to refute the claim of Cause. Executive shall cease to accrue salary, personal time off, benefits and other compensation on the date of “with cause” termination by the Company. Accrued benefits, if any, will be payable in accordance with applicable benefit plan provisions of the Company.

3.3. Without Cause. The Company may terminate the employment of Executive at any time without notice and without cause (as defined in Section 3.2) In such event, Executive shall, at the Company’s sole discretion, be entitled to either (i) monthly salary payments for twelve (12) months, based on Executive’s monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of Executives salary for such 12 month period, based on Executive’s monthly rate of base salary at the date of such termination. Executive shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Agreement, but not been paid. Any non-vested Options pursuant to Section 2.6 of this Agreement shall vest immediately. Furthermore, shares of any of the Executive’s stock subject to any lockups will be immediately released from such restrictions and registered by the company within 30 days of termination without cause. Executive will otherwise cease to accrue salary and other benefits upon the date of such final payment, other than the Company’s normal insurance policies for terminated employees.

The executive will be able to retain all electronic equipment, media, and supplies provided by the company for use primarily by the employee off site, on loan for up to one year from the termination date, after which the executive will return the equipment. Copies of data files relevant to the company will be downloaded on additional over 100GB capacity bulk storage media provided by the company. All company proprietary files will be deleted from such equipment.

3.4. Effect of Termination without “Cause” on Employee Stock Options.  The Company hereby irrevocably offers to amend any stock options granted to Executive to permit the full exercise thereof following termination of Executive’s employment without Cause (as defined in Section 3.3) or because of death or disability. The Company hereby also irrevocably offers to amend any stock options granted to Executive to permit the immediate full vesting and exercise thereof at any time after termination of Executive’s employment without Cause or because of death or Disability to the same extent as if Executive’s employment had not terminated. Executive or Executive’s personal representative may accept either or both of such offers at any time before such options otherwise expire by giving written notice to the Company. To the extent that any options held by Executive are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code, Executive hereby accepts both such offers.

3.5. Termination for Good Reason.  If Executive terminates his employment with the Company for Good Reason (as hereinafter defined), such termination will be considered to be effectively the same as termination without cause;  he shall be entitled to the severance benefits set forth in Section 3.3 and vesting benefits set forth in Section 3.8. For purposes of this Agreement, “Good Reason” shall mean any of the following unless such change was initiated by or voluntarily agreed to by Executive: (a) any significant change in the Executive’s title, or position, or duties and responsibilities not voluntarily made; (b) any involuntary decrease in base salary (other than any which may be assessed on a percentage basis to the company as a whole); or (c) any material breach by the Company of this Agreement.

3.6. Change of Control. If the Executive’s employment is terminated or his position significantly changed or salary decreased as a result of the acquisition of the Company by merger, sale of all or substantially all of the Company’s assets, or other reorganization resulting in a change of 50% or more in the ownership of the Company’s stock (other than a change of 50% or more in the ownership of the Company’s stock resulting from the issuance of equity securities by the Company the primary purpose of which is to raise capital and which results in the pro rata dilution of the equity interests of all holders of common stock immediately prior to such issuance), Executive shall be entitled to the severance benefits set forth in Section 3.3 and vesting benefits set forth in Section 3.8. Neither this Agreement nor its incorporated terms may be invalidated or deleted or altered as part of the terms of any Change of Control actions. The Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assignees.

3.7. Disability. The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing his essential duties with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 60 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any), and accrued but unused paid time off. In the event Executive’s employment terminates under this Section 3.6, Executive may pursue long term disability benefits, if eligible, under any plan which the Company has provided for Executive.

3.8. Death.  In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary and accrued but unused vacation pay to the date of death. All other amounts due Executive, including bonuses, shall be paid to Executive’s estate in accordance with the full term of this Agreement.

4. Non Competition, Non Solicitation, Bankruptcy

4.1. Non Competition. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the employment term, the Executive will not, without the prior written consent of the Company, indirectly or directly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any competing business of the Company in the Covered Area. For purposes of the Section 4.1 (i) “Competing Business” means any company engaging in the design, development, manufacturing, and marketing of virtual imaging products which utilize OLEDs, or organic light emitting diodes, OLED on silicon micro displays and related information technology solutions. For purposes of Section 4.1 (ii) “Covered Area” means all geographical areas of the United States and other Foreign jurisdictions where the Company has offices, manufactures or may contemplate offices or manufacturing of related products and/or sells its products directly or in-directly through distributors and/or other sales agents.

4.2.  Non Solicitation.  The Executive further agrees that the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

4.3. Bankruptcy.  In the event that the Company voluntarily or involuntary files for bankruptcy under the Bankruptcy Code, the Executive shall use his best efforts in keeping the Company solvent and in assisting the Company emerge from bankruptcy as a reorganized entity, unless the Company is liquidated. 4.4.  Remedies.  The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 4 will cause irreparable injury to the Company and that in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 4 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

5. General Provisions

5.1. Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

eMagin Corporation
10500 N.E. 8th Street, Suite 1400
Bellevue, WA 98004

If to Executive, to:

Andrew G. Sculley, Jr.
260 Briar Drive
Martinez, CA 94553

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.4. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.5. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6. Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

5.7. Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

[signature page follows]

eMagin Corporation

By:	/s/ Thomas Paulsen
Thomas Paulsen
e Chairman of the Board on behalf of the Company

/s/ Andrew G. Sculley, Jr.
By: Andrew G. Sculley, Jr.

7